U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

          Whitman                       Martin                   Jacob
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   (Last)                           (First)             (Middle)

               767 Third Avenue, 5th Floor
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                                    (Street)

          New York,                New York                 10017
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


          Nabors Industries, Inc. (NBR)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

               May 2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     June 2001
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          04/25/01       S                 1,200            51.00                 I         (1)
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Common Stock                          05/03/01       S                   100            54.24                 I         (1)
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Common Stock                          05/11/01       S                   600            52.49                 I         (1)
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Common Stock                          05/15/01       S                    50            55.26                 I         (1)
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Common Stock                          05/16/01       S                   250            55.75                 I         (1)
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Common Stock                          05/17/01       S                    25            53.95                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/15/01       S                   225            55.15                 I         (1)
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Common Stock                          05/23/01       S                   100            52.08                 I         (1)
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Common Stock                          05/30/01       S                   100            49.60  1,582,204      I         (1)
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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
             2.                                                                                           Deriv-    of
             Conver-                     5.                                    7.                         ative     Deriv-   11.
             sion                        Number of                             Title and Amount           Secur-    ative    Nature
             or                          Derivative          6.                of Underlying     8.       ities     Secur-   of
             Exer-             4.        Securities          Date              Securities        Price    Bene-     ity:     In-
             cise     3.       Trans-    Acquired (A)        Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price    Trans-   action    or Disposed         Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of       action   Code      of(D)               (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-   Date     (Instr.   (Instr. 3,          ----------------            or      Secur-   of        direct   Owner-
Derivative   ative    (Month/  8)        4 and 5)            Date     Expira-            Number  ity      Month     (I)      ship
Security     Secur-   Day/     ------    ------------        Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)    Code V    (A)    (D)          cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

     (1) The reporting person, Martin Jacob Whtiman, is Chief Executive officer, Chief Investment Officer and controlling shareholder of the corporation that holds these securities, M.J. Whitman Advisers, Inc. Martin Jacob Whitman disclaims beneficial ownership of these securities with respect to the shares of the corporation not owned by him, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.



                                                         June 13, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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